UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 18, 2011

ADAMIS PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2658 Del Mar Heights Road, #555 Del Mar, CA		92014
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (858) 401-3984

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On April 19, 2011, Adamis Pharmaceuticals Corporation (the “Company”) issued a press release announcing that it had entered into an exclusive license agreement effective as of April 18, 2011, with the Regents of the University of California and the Dana-Farber Cancer Institute, Inc.  Pursuant to the agreement, the Company acquired a license to certain patents and related intellectual property rights relating to a telomerase-based cancer vaccine technology.  The licensed patents include a patent titled, “Composition and Method for Inducing and Enhancing a Telomerase Reverse Transcriptase-Reactive Cytotoxic T Lymphocyte Response.”  The technology was developed by Maurizio Zanetti, M.D., at the University of California, San Diego (“UCSD”).  In addition, the Company licensed a complementary patent, “Cancer Immunotherapy and Diagnosis Using Universal Tumor Associated Antigens, Including Human Telomerase Reverse Transcriptase,” based on technology from the Dana-Farber Cancer Institute, Inc.  The Company intends to pursue development of the technology initially as a vaccine product candidate for prostate cancer.

Under the terms of the license agreement, the Company licensed the patents and related intellectual property for a field that includes therapeutic and preventive cancer vaccines in humans, and for a territory that includes the United States.  The term of the license extends through the expiration date of the longest-lived patent rights covered by the agreement.

Under the agreement, the Company will pay to the universities a small upfront license issue fee in connection with the execution of the license agreement.  The Company will pay the universities a small annual maintenance fee on the first three anniversaries of the date of the agreement, increasing in an immaterial amount thereafter, until the Company or a permitted sublicensee is commercially selling a licensed product.

For first indication of a licensed product, the Company will make payments upon reaching specified milestones in clinical development and obtaining U.S. regulatory approval for a licensed product, potentially aggregating $1,875,000 if all milestone payments are made, including obtaining U.S. regulatory approval for a licensed product.  Similar payments apply to the second indication of a licensed product.

The agreement also provides that the Company will pay the universities royalties, in the low single digits, payable on net sales of licensed products.  The agreement includes customary provisions for adjusting the royalty rate in the case of a combination product that includes a licensed product and other products or product components.  The agreement includes customary royalty stacking provisions providing for a reduction in the royalty rate if the Company is required to pay royalties to other third parties to acquire patent rights necessary to make, use or sell licensed products, up to one-half of the amounts otherwise due to the universities.

The Company has the right to grant sublicenses to third parties, subject to certain restrictions.  If the Company enters into sublicenses of the licensed technology, then a portion of the sublicense fees received by the Company from the sublicensee is payable to the universities, with the exact percentage depending on the time during the product development, clinical trials and regulatory approval process that the sublicense is entered into.  If the Company receives product royalty payments from sublicensees, the Company is obligated to pay a percentage of those fees to the universities, with the exact percentage depending on the status of product development and commercialization.  Following commercial sales of a licensed product, the agreement provides for minimum annual royalties to the universities, with an increased amount starting with the third full year of sales.

The Company is responsible for payment of patent costs relating to the licensed patents, including patent costs previously incurred by the universities.  In the agreement, the Company agrees to diligently proceed with the development, manufacture and sale of licensed products, and to satisfy certain development and regulatory submission milestones by certain dates.  Failure to satisfy these obligations permits the universities to either terminate the license agreement or convert the license to a non-exclusive license.

The agreement includes a number of other customary provisions concerning patent prosecution and maintenance, patent infringement, representations and warranties of the parties, indemnification, and other matters.  The universities may terminate the agreement if the Company fails to perform or violates any term of the agreement and does not cure the default within 60 days of notice.  The Company may terminate the agreement upon 90 days notice to the universities.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press release dated April 19, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: April 20, 2011	By:	/s/Robert O. Hopkins

	Name:	Robert O. Hopkins
	Title:	Chief Financial Officer